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                                                                   EXHIBIT 10.21

                             H.J. Meyers & Co., Inc.
                             1895 Mount Hope Avenue
                            Rochester, New York 14620

                                [Effective Date]


DYNAMICWEB ENTERPRISES, INC.
271 Route 46 West
Building F, Suite 209
Fairfield, New Jersey 07004


Ladies and Gentlemen:

You have agreed that H.J. Meyers & Co., Inc. ("H.J. Meyers") may act as a finder or financial consultant for you in various Transactions (as hereinafter defined), in which DynamicWeb Enterprises, Inc. or its subsidiaries (collectively, the "Company") may be involved for a period of 24 months from the date of this Agreement (the "Period").

     1. DEFINITIONS.

     For the purposes of this Agreement:

          (a) A "Transaction" shall mean any transaction or series or combination of transactions involving the Company, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of, or a material interest in any businesses, assets or properties, is sold, purchased, leased or otherwise transferred, including, without limitation, a sale, purchase or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, a restructuring, a recapitalization, a repurchase of capital stock, an extraordinary dividend or distribution (whether cash, property, securities or a combination thereof), a liquidation, the formation of a joint venture or partnership, a minority investment or any other similar transaction.

          (b) "Consideration" shall mean the total value of all cash, securities, other property and any other consideration, including, without limitation, any contingent, earned or other consideration paid or payable, directly or indirectly, in connection with a Transaction and consideration shall be determined at the closing. The value of any such securities (whether debt or equity) or other property shall be determined as follows: (1) the value of securities that are freely tradeable in an established public market shall be the last closing market price of such securities prior to the public announcement of the Transaction; and (2) the value of securities which are not freely tradeable or which have no established public market, or if the consideration consists of property other than securities, the value of such securities or other property shall be the fair market value thereof as mutually agreed by the Company and H.J. Meyers. Consideration shall also be deemed to include any indebtedness,
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including, without limitation, pension liabilities, guarantees and other obligations assumed, directly or indirectly, in connection with, or which survives the closing of, a Transaction. If the consideration to be paid is computed or payable in any foreign currency, the value of such foreign currency shall, for the purposes hereof, be converted into U.S. Dollars at the prevailing exchange rate on the dates on which such consideration is payable.

     2. H.J. MEYERS' FEE.

          (a) If during the Period H.J. Meyers brings to the Company an opportunity for a proposed Transaction, then upon the consummation of any such Transaction (but only if such consummation occurs within 36 months from the date of this Agreement) the Company will pay to H.J. Meyers as a fee the amount provided for in Paragraph 2(c) hereof; provided, however, that H.J. Meyers shall be deemed to have brought an opportunity to the Company for purposes of this Paragraph 2(a) only if the opportunity is at least briefly specifically described in a writing (which need not identify the other parties) signed by H.J. Meyers and received (with receipt acknowledged in writing by the Company) prior to any negotiations between representatives of the Company and representatives of the other party or parties to such Transaction, and such writing signed by H.J. Meyers refers to the Company's obligations under this
Section 2.

          (b) If during the Period an opportunity for a proposed Transaction is brought to the Company by someone other than H.J. Meyers, and if the Company in writing retains H.J. Meyers for consultation or other services in connection therewith, then upon the consummation of that transaction, the Company will pay H.J. Meyers as a fee the amount provided for in Paragraph 2(c) hereof.

          (c) The amount to be paid by the Company to H.J. Meyers in any case described in Paragraphs 2(a) or 2(b) hereof shall be calculated based on the Consideration paid to or received by the Company (or its stockholders), as follows: five percent (5%) of the first three million dollars ($3,000,000); three and one-half percent (3.5%) of any consideration greater than three million dollars ($3,000,000) and less than or equal to five million dollars ($5,000,000); and two percent (2%) of any consideration in excess of five million dollars ($5,000,000).

          (d) In addition to those fees payable to H.J. Meyers under the provisions of Paragraph 2 hereof, the Company shall reimburse H.J. Meyers for its out-of-pocket and incidental expenses incurred in connection with the performance by H.J. Meyers of its duties under this Agreement. Such reimbursement shall occur promptly as requested and shall include the fees and expenses of H.J. Meyers' legal counsel and those of any advisor retained by H.J. Meyers, subject, in each case, to prior approval by the Company.

     3. PAYMENT. The fee due to H.J. Meyers hereunder shall be paid by the Company in cash at the closing of the Transaction, without regard to whether the Transaction involves payment in cash, stock or a combination of stock and cash, or is made on an installment sales basis. By way of example, if the Transaction involves securities of the acquiring entity (whether securities of the Company, if the Company is the acquiring party,

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or securities of another entity, if the Company is the selling party) having a value of $6,000,000, the cash consideration to be paid by the Company to H.J. Meyers at closing shall be $240,000.

     4. INDEMNIFICATION. The Company hereby agrees to indemnify and hold harmless H.J. Meyers, its respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, (collectively, "Indemnified Persons" and individually, and "Indemnified Person") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including reasonable fees and disbursements of H.J. Meyers and an Indemnified Person's counsel) which (A) are related to or arise out of
(i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company's consent or in conformity with the Company's instructions or the Company's actions or omissions or (B) are otherwise related to or arise out of the performance by H.J. Meyers of duties pursuant to this Agreement, and will reimburse H.J. Meyers and any other Indemnified Person for all reasonable costs and expenses, including fees of H.J. Meyers or an Indemnified Person's counsel, as they are incurred, in connection with investigating, preparing for, or defending any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with H.J. Meyers acting pursuant to this Agreement, whether or not H.J. Meyers or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not, however, be responsible for any claims, liabilities, losses, damages, or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted primarily from H.J. Meyers' bad faith or gross negligence. The Company also agrees that neither H.J. Meyers nor any other Indemnified Person shall have any liability to the Company for or in connection with this Agreement except for any such liability for claims, liabilities, losses, damages, or expenses incurred by the Company which are finally judicially determined to have resulted primarily from H.J. Meyers' bad faith or gross negligence. The Company further agrees that the Company will not, without the prior written consent of H.J. Meyers, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not H.J. Meyers or any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of H.J. Meyers and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.

     In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to these provisions but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason (except, with respect to indemnification sought solely pursuant to clause (B) of the first paragraph hereof, for the reasons specified in the second sentence thereof), even though the express provisions hereof provide for indemnification in such case, then the Company, on one hand, and H.J. Meyers, on the other hand, shall contribute to such claim, liability, loss,

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damage or expense for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on one hand, and H.J. Meyers, on the other hand, in connection with the Transactions contemplated by this Agreement, subject to the limitation that in any event H.J. Meyers' aggregate contribution to all losses, claims, damages, liabilities and expenses to which contribution is available hereunder shall not exceed the amount of fees actually received by H.J. Meyers pursuant to this Agreement.

     The foregoing right to indemnity and contribution shall be in addition to any rights that H.J. Meyers and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of this Agreement.

     It is understood that, in connection with this Agreement, H.J. Meyers may also be engaged to act for the Company in one or more additional capacities, embodied in one or more separate written agreements. This indemnification shall apply to this Agreement, any such additional engagement(s) (whether written or oral) and any modification of this Agreement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of this Agreement or such additional engagements.

     5. CONFIDENTIALITY. Any advice, either oral or written, provided to the Company by H.J. Meyers hereunder shall not be publicly disclosed or made available to third parties without the prior written consent of H.J. Meyers. In addition, H.J. Meyers may not be otherwise publicly referred to without its prior consent.

     6. INFORMATION. In the event H.J. Meyers acts as finder or financial advisor in a transaction, the Company will furnish H.J. Meyers with all information concerning the Transaction which H.J. Meyers reasonably deems appropriate and will provide H.J. Meyers with access to the Company's officers, directors, accountants, counsel and other advisors. The Company represents and warrants to H.J. Meyers that all such information concerning the Company and its affiliates is and will be true and accurate in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstance under which such statements are made. The Company acknowledges and agrees that H.J. Meyers will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company and its affiliates and any prospective acquiror of the Company, its businesses or assets without any independent investigation or verification thereof or independent appraisal by H.J. Meyers of the Company and businesses or assets.

     7. FINDERS. The Company represents and warrants to H.J. Meyers that there are no brokers, representatives or other persons which have an interest in compensation due to H.J. Meyers from any Transaction in which H.J. Meyers has acted as finder or financial advisor.


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     8. ADVERTISEMENTS. H.J. Meyers shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder in the event a transaction is consummated.

     9. BINDING OBLIGATION. The Company represents and warrants to H.J. Meyers that H.J. Meyers' engagement hereunder has been duly authorized and approved by the Board of Directors of the Company and that this letter agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

     10. IN GENERAL. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without reference to such State's principles respecting the conflict of laws. The Company submits to the jurisdiction of state and federal courts located in Monroe County, New York. This Agreement sets forth the entire agreement and understanding between the undersigned with respect to its subject matter and supersedes all prior discussions, agreements and understandings of every kind and nature between them with respect thereto. This Agreement shall inure to the benefit of, and be enforceable against, each of the undersigned and their respective successors and assigns.

     Please sign this letter at the place indicated below, whereupon it will constitute our mutually binding agreement with respect to the matters contained herein.

                                          Very truly yours,

                                          H.J. Meyers & Co., Inc.


                                          By:
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                                              Name:  Michael Bresner
                                              Title:  Managing Director



ACCEPTED AND AGREED TO:

DynamicWeb Enterprises, Inc.


By:
    --------------------------------
    Name:  Steven L. Vanechanos, Jr.
    Title:  Chief Executive Officer

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